FOR IMMEDIATE RELEASE                                        Contact:                  Zac Nagle
February 20, 2013                                                                                        Vice President,
Investor Relations and Communications
713-753-5082

Rob Kukla, Jr.
Director, Investor Relations
713-753-5082

KBR ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012 RESULTS

▪	Full year 2012 earnings per diluted share of $2.16 on an adjusted, non-GAAP basis

▪
Full year 2012 earnings per diluted share of $0.97 on a GAAP basis includes a third quarter 2012 non-cash goodwill impairment charge at the Minerals Business Unit, related to the Roberts & Schaefer acquisition in the amount of $1.19 per diluted share

▪	Backlog book-to-bill of 1.1 for fourth quarter 2012

▪	Cash and equivalents at $1.1 billion at December 31, 2012

▪	2013 earnings per diluted share guidance remains $2.45 to $2.90

HOUSTON, Texas – KBR (NYSE:KBR) announced today that fourth quarter 2012 net income attributable to KBR was $30 million, or $0.20 per diluted share, compared to net income attributable to KBR of $90 million, or $0.60 per diluted share, in the fourth quarter of 2011.

Consolidated revenue in the fourth quarter 2012 was $1.9 billion compared to $2.1 billion in the fourth quarter of 2011. Operating income in the fourth quarter 2012 was $69 million compared to operating income of $136 million in the prior year fourth quarter.

“2012 was, overall, a disappointing year for KBR, where issues at our Minerals and US Construction Business Units offset strong operating performance across our Hydrocarbons Business Group,” said Bill Utt, Chairman, President, and Chief Executive Officer of KBR. “As we begin 2013, we see a robust series of new opportunities across each of our Business Units. The potential opportunity set for KBR is tremendous and I am confident in   KBR’s ability to successfully win and execute this work.”

Business Discussion (All comparisons are fourth quarter 2012 versus fourth quarter 2011, unless otherwise noted).

Hydrocarbons Results

Hydrocarbons revenue was $943 million, down $46 million, or 5%. Hydrocarbons job income was $210 million, up $81 million, or 63%.

•
Gas Monetization job income was $125 million, up $60 million, or 92%, primarily related to strong project execution, incremental progress on several LNG projects and lower estimated costs to complete one LNG project.  Partially offsetting this increase was lower work volumes on a completed GTL project and on an LNG project nearing completion.

•
Oil and Gas job income was $25 million, up $2 million, or 9%, primarily related to higher work volumes on the Shah Deniz project and FEED work for an FPSO in Angola, as well as several new engineering services contracts. Partially offsetting the increase was the completion or near completion of several projects.

•
Downstream job income was $35 million, up $16 million, or 84%, primarily related to a $14 million gain on a favorable settlement for claims associated with the completion of the Fina Antwerp Olefins project in 2005 as well as increased profits from projects in the United States and the KBR-AMCDE entity in Saudi Arabia. Partially offsetting the increase was the completion of engineering on a refinery project in Africa.

•
Technology job income was $25 million, up $3 million, or 14%, primarily related to several new ammonia projects in the United States, Bolivia and India. Partially offsetting the increase was the completion of several ammonia projects in Indonesia, Brazil and Egypt.

Infrastructure, Government and Power (IGP) Results

IGP revenue was $462 million, down $245 million, or 35%. IGP job income was $17 million, down $77 million, or 82%.

•
North American Government and Logistics (NAGL) job income was $28 million, down $17 million, or 38%, primarily related to the completion of operations under the LogCAP III contract in Iraq. Partially offsetting the decrease was a favorable $8 million benefit associated with the dismissal of the False Claims Act case for the use of private security contractors during the LogCAP III program.

•
International Government, Defence and Support Services (IGDSS) job income was $26 million, down $24 million, or 48%, primarily related to favorable inception-to-date margin adjustments on the Allenby & Connaught project in the fourth quarter of 2011 as well as lower work volumes on the Allenby & Connaught and Afghanistan ISP projects. Partially offsetting the decrease was income associated with the NATO Support Agency (formerly the NATO Maintenance and Supply Agency) airbase projects in Kabul and Kandahar, Afghanistan.

•	Infrastructure job income was $13 million, up $1 million, or 8% primarily related to increased activity on the Doha Expressway project in Qatar.

•
Power and Industrial (P&I) job income was $7 million, up $1 million, or 17%, primarily related to work performed on the newly awarded emissions control EPC projects and increased activity on a cellulosic fiber project. Partially offsetting the increase is the near completion of engineering activity on a coal gasification project.

•
Minerals job loss was $57 million, down $38 million, or 200%, primarily related to $58 million in charges associated with higher estimated costs to complete two projects in Indonesia. Both projects are scheduled for completion during the third quarter of 2013.

Services Results

Services revenue was $441 million, up $63 million, or 17%. Services job loss was $30 million, down $60 million, or 200%, primarily related to a $62 million charge for higher estimated costs to complete three fixed price projects in U.S. Construction. Partially offsetting the decrease was increased activity in Canada, Industrial Services and KBR’s MMM Mexican joint venture.

Ventures Results

Ventures job income was $8 million, down $5 million, or 38%, primarily related to refinancing costs at the EBIC ammonia plant in Egypt.

Corporate

Fourth quarter of 2012 corporate general and administrative expense was $59 million. 2012 corporate general and administrative expense of $222 million, which includes $20 million related to the company’s ERP system, was lower than KBR’s guidance due to continued focus on prudent cost management.

Fourth quarter of 2012 labor cost absorption expense was $22 million due to under absorption of KBR’s centralized engineering resources.

Total cash provided by operating activities in the fourth quarter of 2012 was $153 million.

The effective tax rate for the fourth quarter of 2012 was approximately 20%.

During the fourth quarter of 2012, KBR had share repurchases of $4 million, capital expenditures of $22 million, pension contributions of $7 million, and quarterly dividend payments of $15 million for total cash deployment of $48 million.

Full Year 2013 Guidance

▪	2013 earnings per diluted share guidance is between $2.45 and $2.90.

Significant Achievements and Awards

▪
KBR was awarded a contract by Kentucky Utilities, a subsidiary of PPL Corporation, to provide engineering, procurement and construction (EPC) services for the installation of air emissions control systems at its Ghent Generating Stations in Ghent, Ky. KBR’s EPC contract is valued at approximately 80% of Kentucky Utilities’ approximate $600 million investment for the addition of air emissions controls at its Ghent plant.

▪
KBR, through a joint venture with Jubail-based AYTB signed a seven-year contract to provide refinery maintenance services for the Saudi Aramco Total Refining and Petrochemical Company (SATORP) at a new 400,000 bpd refinery in Jubail, Saudi Arabia. The contract value is in the approximate range between $140 million and $170 million, depending on services.

▪
KBR was selected by GDF SUEZ Bonaparte Pty. Ltd., operator of the Bonaparte LNG project, to execute floating liquefied natural gas (FLNG) production vessel design work for its project offshore Darwin, Australia. The award also pre-qualifies KBR as a contender for the engineering, procurement and construction delivery phase of the project.

▪
KBR was awarded a contract to execute front-end engineering and design (FEED) for an Integrated Gasification Combined Cycle (IGCC) project near Jazan Economic City, Saudi Arabia. The IGCC complex will convert vacuum residue to electricity and utilities for a local refinery and export 2.4 Gigawatts of electricity to the Jazan Economic City and the surrounding region.

▪
KBR was awarded the Mansuriya Full Field Development contract to perform front end engineering and design studies and Quality Control Support Services (QCSS) for the Turkish Petroleum Overseas Company, a wholly owned subsidiary of Turkish Petroleum Corporation, in Diyala Province, Republic of Iraq.

▪
KBR was awarded two contracts for Syncrude Canada Ltd. to execute module fabrication and field construction for its Fluid Fine Tailings – Centrifuging Full Scale Plant in Fort McMurray, Alberta, Canada. KBR Canada subsidiary, KBR Industrial Canada, Co., as the General Contractor, will provide constructability, module fabrication and construction services.

▪
KBR Building Group has been awarded a contract to construct The Acadia at Metropolitan Park, a 411 unit mixed-use, residential building in Arlington, Va. The Acadia will be the third building to be constructed in the multi-phase Metropolitan Park development.

▪
KBR was selected as one of the prime contractors on the Enhanced Army Global Logistics Enterprise (EAGLE) program issued by the U.S. Army Materiel Command. As a prime contractor, KBR will have the opportunity to submit bids on individual task orders issued by the U.S. Army.

▪
KBR was awarded the Joint Operational Fuel System contract by the UK Ministry of Defence (MOD). KBR will supply the MOD with fuel-handling equipment which will be used on operations and in support of military exercises worldwide for an initial two-year period.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbons, government services, minerals, civil infrastructure, power, industrial, and commercial markets. For more information, visit www.kbr.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance and backlog information, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from Halliburton Company; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s Annual Report on Form 10-K dated February 20, 2013, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data) (Unaudited)

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data) (Unaudited)

KBR, Inc.: Condensed Consolidated Balance Sheets
(Millions) (Unaudited)

December 31, 2012		December 31, 2011	
Assets				
Current assets:				
Cash and equivalents	$	1,053	$	966
Receivables:				
Accounts receivable, net of allowance for bad debts of $15 and $24		1,196		1,200
Unbilled receivables on uncompleted contracts		704		454
Total receivables		1,900		1,654
Current Deferred income taxes		251		297
Other current assets		464		518
Total current assets		3,668		3,435
Property, plant and equipment, net of accumulated depreciation of $356 and $364		390		384
Goodwill		779		951
Intangible assets, net		99		113
Equity in and advances to related companies		217		190
Noncurrent deferred tax asset		203		128
Noncurrent unbilled receivables on uncompleted contracts		294		313
Other noncurrent assets		117		152
Total assets	$	5,767	$	5,666
Liabilities and Shareholders' Equity				
Current liabilities:				
Accounts payable	$	756	$	761
Due to former parent, net		49		53
Advanced billings on uncompleted contracts		536		618
Reserve for estimated losses on uncompleted contracts		56		22
Employee compensation and benefits		242		226
Current non-recourse project-finance debt of a variable interest entity		10		10
Other current liabilities		628		587
Total current liabilities		2,277		2,277
Noncurrent employee compensation and benefits		511		470
Noncurrent non-recourse project-finance debt of a variable interest entity		84		88
Other noncurrent liabilities		217		177
Noncurrent income tax payable		90		141
Noncurrent deferred tax liability		77		71
Total liabilities		3,256		3,224
KBR shareholders' equity				
Preferred stock		-		-
Common stock		-		-
Paid-in-capital in excess of par		2,049		2,005
Accumulated other comprehensive loss		(610)		(548)
Retained earnings		1,709		1,607
Treasury stock		(606)		(569)
Total KBR shareholders' equity		2,542		2,495
Noncontrolling interests		(31)		(53)
Total shareholders' equity		2,511		2,442
Total liabilities and shareholders' equity	$	5,767	$	5,666

KBR, Inc.: Condensed Consolidated Statements of Cash Flows
(Millions) (Unaudited)

KBR, Inc.: Revenue and Operating Results by Business Unit
 (Millions)(Unaudited)

Three Months Ended		
Revenue:	December 31, 2012	December 31, 2011	September 30, 2012
Hydrocarbons:			
Gas Monetization	$ 618	$ 687	$ 808
Oil and Gas	109	116	118
Downstream	166	139	137
Technology	50	47	56
Total Hydrocarbons	943	989	1,119
Infrastructure, Government and Power			
North American Government and Logistics	187	409	156
International Government, Defence and Support Services	85	118	84
Infrastructure	58	58	65
Minerals	18	59	49
Power and Industrial	114	63	79
Total Infrastructure, Government and Power	462	707	433
Services	441	378	419
Ventures	14	17	18
Other	6	5	3
Total revenue	$ 1,866	$ 2,096	$ 1,992
Business group income (loss):			
Hydrocarbons:			
Gas Monetization	$ 125	$ 65	$ 147
Oil and Gas	25	23	29
Downstream	35	19	13
Technology	25	22	30
Total job income	210	129	219
Loss on sales of assets	-	(1)	-
Divisional overhead	(36)	(29)	(28)
Total Hydrocarbons	174	99	191
Infrastructure, Government and Power:			
North American Government and Logistics	28	45	19
International Government, Defence and Support Services	26	50	25
Infrastructure	13	12	15
Minerals	(57)	(19)	(4)
Power and Industrial	7	6	7
Total job income	17	94	62
Impairment of goodwill	-	-	(178)
Loss on sales of assets	(3)	-	-
Divisional overhead	(36)	(39)	(33)
Total Infrastructure, Government and Power	(22)	55	(149)
Services:			
Job income	(30)	30	15
Gain on sales of assets	-	1	-
Divisional overhead	(14)	(16)	(15)
Total Services	(44)	15	-
Ventures:			
Job income	8	13	14
Divisional overhead	(1)	(1)	(1)
Total Ventures	7	12	13
Other:			
Job income	5	4	1
Gain on sales of assets	33	1	-
Impairment of long-lived assets	-	-	(2)
Divisional overhead	(3)	(2)	(1)
Total Other	35	3	(2)
Total business group income	$ 150	$ 184	$ 53

  KBR, Inc.: Revenue and Operating Results by Business Unit (Millions)(Unaudited)

KBR, Inc.:  Backlog Information (a)
(Millions)(Unaudited)

(a)
Backlog is presented differently depending on whether the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog generally includes total expected revenue in backlog when a contract is awarded and/or the scope is definitized. Where contract duration is indefinite, projects included in backlog are limited to the estimated amount of expected revenue within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract being agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where KBR acts solely in a project management capacity, KBR only includes the management fee revenue of each project in backlog. For certain long-term service contracts with a defined contract term, such as those associated with privately financed projects, the amount included in backlog is limited to five years.

Backlog related to unconsolidated joint ventures is presented as KBR’s percentage ownership of the joint venture’s estimated revenue. However, because these projects are accounted for under the equity method, only KBR’s share of future earnings from these projects will be recorded in revenue. Our backlog for projects related to unconsolidated joint ventures totaled $5.8 billion, $5.7 billion and $1.7 billion at December 31, 2012, September 30, 2012, and December 31, 2011, respectively. Our backlog related to consolidated joint ventures with noncontrolling interest totaled $2.1 billion, $2.7 billion and $3.4 billion at December 31, 2012, September 30, 2012, and December 31, 2011, respectively.

As of December 31, 2012, 43% of our backlog was attributable to fixed-price contracts and 57% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

All backlog is attributable to firm orders as of December 31, 2012, September 30, 2012, and December 31, 2011.

(b)	Backlog attributable to unfunded government orders was $0.2 billion, $0.1 billion and $0.4 billion as of December 31, 2012, September 30, 2012, and December 31, 2011, respectively.

KBR, Inc.: Reconciliation of EPS Adjusted for Non-cash Goodwill Impairment in 2012
(GAAP Reported to Adjusted Non-GAAP)
(Millions, except per share data) (Unaudited)

The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which KBR management uses internally to evaluate our performance on a comparable basis.  Presented below are reconciliations of the reported GAAP results to the non-GAAP measures.